Exhibit 99.1

Contact:	Tricia J. Richardson
Novavax, Inc.
1 240-268-2031
NOVAVAX Announces Top Line Results of Phase IIa Clinical Trial for Its Seasonal
Influenza VLP (Trivalent) Vaccine Candidate
Favorable immunogenicity results for seasonal vaccine program follows positive results from its pandemic influenza vaccine Phase IIa trial in July 2008; plans to initiate a study of the seasonal vaccine in the elderly in 2009
ROCKVILLE, MD (December 11, 2008) — Novavax, Inc. (NASDAQ: NVAX) announced today favorable results from a Phase IIa human clinical trial of its seasonal influenza VLP (trivalent) vaccine candidate. The vaccine, which does not include an adjuvant, induced robust hemagglutination inhibition (HAI) responses, which have been shown to correlate with protection against seasonal influenza disease.
The Phase IIa randomized, placebo-controlled clinical trial evaluated the safety and immunogenicity of different doses of Novavax’s seasonal influenza VLP vaccine. Specifically, the vaccine was studied in approximately 300 healthy adults between the ages of 18 to 49 years, who received a single injection of either a placebo or an influenza vaccine at doses of 5 mcg, 15 mcg or 30 mcg per strain.
The adverse events that were reported from the trial are similar in type to those reported for other approved influenza vaccines. Adverse events such as fever, chills, joint pain, muscle aches, headaches, and fatigue were reported at a higher frequency among vaccine as compared with placebo recipients. No serious adverse events have been reported to date. Subjects in the study continue to be monitored for safety through 6 months after vaccination.
The vaccine was immunogenic, inducing HAI responses against the vaccine strains and drifted strains. For subjects in the 15 mcg or 30 mcg vaccination groups, seroprotection rates (i.e., percentage of subjects with HAI titers >40) for the vaccine strains ranged from 95 to 97% for H3N2, 83 to 94% for H1N1, and 73 to 79% for B. Seroconversion rates (i.e., percentage of subjects with >4 fold rise in HAI titer from baseline) ranged from 90 to 100% for H3N2, 69 to 78% for H1N1, and 42 to 56% for B among subjects who did not have antibodies to these strains before vaccination. The geometric mean HAI titers were strong and increased with dose. High HAI titers, similar to those seen with the vaccine strains, were also observed against drifted H3N2 and H1N1 strains, demonstrating the potential for the vaccine to be cross-protective.
The current data strongly support continued development of the vaccine. Additional studies of Novavax’s seasonal influenza VLP vaccine in healthy adults and subsequently in older adults >65 years of age in the second half of 2009 to evaluate dosing and further study the safety and immunogenicity of the VLP vaccine as compared with a currently licensed influenza vaccine.

“We are very pleased with the results from this human clinical trial for our seasonal influenza vaccine program”, said Dr. Rahul Singhvi, President and CEO of Novavax. “Our VLP technology continues to show promise as an approach against influenza. These seasonal influenza results in combination with the pandemic influenza results released in August of this year, give us ongoing confidence in this technology in preventing influenza. The accumulating immunogenicity data from our preclinical and clinical studies suggest that VLPs may be broadly immunogenic, inducing not only anti-HA responses but also anti-neuraminidase and cell mediated immune responses. We believe these attributes of the VLP vaccine may offer a new approach for a differentiated vaccine to address unmet medical needs related to influenza prevention in elderly patients.”
What makes Novavax’s seasonal vaccine different
VLPs are recombinant structures that mimic the size and shape of a virus but lack genetic material and are therefore incapable of replication. Because they resemble actual infectious particles presenting proteins in the same conformation as on the wild-type virus, they are able to induce potent immune response. Novavax’s VLP vaccine may be differentiated from other influenza vaccines in several ways. First, it includes three viral proteins important for inducing a broad immune response including two surface proteins, hemmaglutinin (“HA”) and neuraminidase (“NA”), and a core matrix protein, M1. In contrast, most seasonal vaccines consist almost entirely of HA with little or no NA and M1. The HA protein induces antibody that neutralizes or blocks the growth of the virus; NA induces antibodies that prevent cell-to-cell transmission of virus down the respiratory tract, potentially reducing the severity of influenza disease; and cell mediated immune responses to M1 may lead to destruction of cells already infected. Further, the vaccine is made in cell culture rather than eggs, which permits an exact genetic match to the flu strains causing illness since there is no requirement for adapting the vaccine to grow in eggs.
Novavax’s novel manufacturing approach
Novavax’s manufacturing process makes it possible to rapidly produce a vaccine that contains strains that are an exact genetic match to the strains circulating in the community causing influenza disease. Novavax’s influenza VLPs are produced through recombinant technology in insect cell culture, utilizing a manufacturing process that will consist entirely of disposable, ready-to-use equipment. Current yields are 7 to 10 times higher than those of traditional egg-based or mammalian cell culture manufacturing. Because the Novavax process involves recombinant technology and does not require a live influenza virus, a matched vaccine for the first seasonal influenza clinical trial was manufactured within 12 weeks of identification of the Centers for Disease Control and Prevention (“CDC”) released seasonal strains, or approximately half the time required to manufacture egg-based vaccines. The ability to rapidly respond to the identification of annual seasonal strains may be important in providing timely vaccine in advance of annual physicals for children before the school year.
Seasonal Influenza
The majority of individuals with influenza recover in less than two weeks; however, some may develop life-threatening complications such as pneumonia. In addition, influenza exacerbates the symptoms of chronic health conditions such as diabetes, asthma and congestive heart failure. The most severe disease occurs in infants and young children and adults older than 65 years of age. The CDC reports that 15 to 60 million people in the U.S. contract influenza each year leading to over 200,000 hospitalizations and 36,000 deaths. The Advisory Committee on Immunization Practices (“ACIP”), which has been expanding recommendations for seasonal influenza vaccination for the last several years, currently recommends seasonal influenza vaccination for children 6 months through 18 years of age, pregnant women, adults over 50 years of age, and individuals of any age with chronic health conditions or who are at high risk of influenza disease. Based on the expanding recommendation of vaccination to new age groups, the growing worldwide population to be vaccinated, and the need of an improved influenza vaccine for the elderly, global market projections of seasonal influenza are estimated to increase from $2.8 billion in 2007 to $6.5 billion by 2013.
About Novavax
Novavax, Inc. is a clinical stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like particle (VLP) technology. The Company produces these VLP based, potent, recombinant vaccines utilizing new, and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward Looking Statement
Statements herein relating to future development results and performance, conditions or strategies and other matters, including expectations regarding product and clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to the early stage of Novavax’s product candidates under development; current results may not be predictive of future pandemic results, results of our seasonal influenza vaccine or any other vaccine that we may develop; further testing is required before regulatory approval can be applied for and the FDA may not approve a vaccine even if further trial results are similar to those disclosed previously by the company; uncertainties relating to clinical trials, including possible delays in initiating or completing the trials and releasing safety and efficacy results; dependence on the efforts of third parties; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; and risks that we may lack the financial resources and access to capital to fund our operations including further clinical trials. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
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